Exhibit 10.4

SUBCONTRACT AGREEMENT
[**]

Subrecipient:	Elmet Technologies

Address:	1560 Lisbon Street, Lewiston, ME 04240

IN CONSIDERATION of the promises, mutual covenants, and agreements contained herein, InSitech, Inc. (“INSITECH”) and Elmet Technologies (“Subrecipient” and collectively with InSitech, the “Parties”) agree as follows:

This Subcontract Agreement (this “Agreement”) constitutes the entire agreement and understanding between the Parties with respect to ALL documents incorporated herein, and supersedes all prior representations and agreements. It shall not be varied except by an instrument in writing of subsequent date duly executed by authorized representatives of the Parties.

IN WITNESS WHEREOF, the Parties hereto have, through duly authorized officials, executed this Agreement effective as of the date indicated below.

INSITECH, Inc.	ELMET TECHNOLOGIES

/s/ Joseph N. Moran	/s/ Peter Anania
SIGNATURE	SIGNATURE

Joseph N. Moran	Peter Anania
NAME	NAME

President	Chief Executive Officer
TITLE	TITLE

December 22, 2022	December 22, 2022
DATE	DATE

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WHEREAS, INSITECH desires to have the Subrecipient perform certain services and the Subrecipient desires to undertake the performance of said services, NOW, THEREFORE, the Parties hereby covenant and agree pursuant to this Agreement, including, without limitation, the Schedule, General Provisions, and Exhibits hereinafter incorporated as follows:

SCHEDULE

1. STATEMENT OF WORK

The Subrecipient agrees to complete the Statement of Work, herein incorporated as Exhibit A, and the Assured Munitions Critical Materials Supply Chain Statement of Objectives (SOO) dated 7 June 2022. The Subrecipient’s proposal is herein incorporated as Exhibit B.

2. SUBAWARD TYPE

This is a firm fixed price payable milestone type Sub-award incorporated as Exhibit C.

3. PERIOD OF PERFORMANCE

The services for this effort to be performed by the Subrecipient shall commence on December 22, 2022, and shall be completed December 21, 2023.

4. SUBAWARD VALUE

The Subaward Value shall be a firm fixed price of $6,724,547 for services rendered as described in Paragraph 1 above. Unless modified in writing by mutual agreement of the Parties, INSITECH is not obligated to compensate Subrecipient beyond the $6,724,547 in funding, including any travel requirements. The foregoing notification requirement applies to each increment of funding provided to Subrecipient under the Statement of Work.

5. NOTICE OF DELAYS

In the event Subrecipient encounters difficulty in meeting performance requirements or anticipates difficulty in complying with this Agreement’s delivery schedule, dates, or whenever Subrecipient has knowledge that any actual or potential situation is delaying or threatens to delay the timely performance of this Agreement, Subrecipient shall notify INSITECH, in writing, within twenty-four (24) hours of discovery, giving pertinent details.  This notification shall be informational only and compliance with this notification provision shall not be construed as a waiver by INSITECH of any delivery schedule, date, or of any rights or remedies provided by law or under this Agreement.

6. INVOICES AND PAYMENT

The Subrecipient shall submit invoices for this effort in accordance with the payable milestone table above. Invoices shall be submitted to Joseph Moran via email at [**].

All invoices shall be certified and submitted in accordance with the invoice schedule provided in milestone payment above, and shall contain the following information:

1)	Subrecipient’s name and business address
2)	Contract Number
3)	Date of Invoice
4)	Description of Services (Title)
5)	Period covered by invoice
6)	Firm Fixed Price amount billed figure
7)	Name, title, phone number, and complete mailing address of responsible official to whom payment is to be sent

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A final invoice for the Agreement shall be marked “Final Invoice” and shall be submitted within thirty (30) calendar days after the associated payable milestone is completed. Payment of the final invoice for the Agreement shall constitute final acceptance.

7. PAYMENT TERMS

Payment terms are net sixty (60) days after INSITECH’s receipt of a proper invoice and acceptance by the Government. If INSITECH pays any invoice(s) on terms other than net 60 days during the term of this Agreement, that does not create any obligation on INSITECH’s part to pay other invoices earlier than 60 days nor any obligation on Subrecipient’s part to accept payment later than 60 days.

Unless specifically authorized in writing by both Parties, Subrecipient is not authorized or obligated to perform and INSITECH is not obligated to reimburse Subrecipient for work performed on an overtime, extended work week, shift premium, or uncompensated time basis.

Payment shall not constitute final acceptance; provided, however, payment of the final invoice for the Agreement shall constitute final acceptance.

8. REPRESENTATIVES AND COMMUNICATIONS

The following Representatives of INSITECH and Subrecipient are hereby designated for this Agreement:

Subrecipient Representatives:

Technical Representative	Contracts Representative
Name: Bill Stewart	Name: Landon Mertz
Phone Number: [**]	Phone Number: [**]
Email Address: [**]	Email Address: [**]

INSITECH Representatives:

Technical Representative	Subcontracts Representative
Name: Joseph Moran	Name: Joseph Moran
Phone Number: [**]	Phone Number: [**]
Email Address: [**]	Email Address: [**]

INSITECH’s Technical Representative is responsible for day-to-day clarifications and guidance as may be required within the scope of the technical work requirements. All written communications to INSITECH shall be transmitted to both the designated Technical Representative and Subcontracts Representative.

Contact with INSITECH regarding prices, terms, quantities, deliveries and financial adjustments shall be made only between INSITECH’s Subcontracts Representative and the Subrecipient’s Contracts Representative. Actions taken by either Party, which by their nature affect a change to this Agreement, shall only be binding upon the other Party when such action is specifically authorized in writing by such Party’s Subcontracts or Contracts Representative. All written communications between Subrecipient and INSITECH shall be addressed and directed to INSITECH’s Subcontracts Representative.

All commitments hereunder (subsequent to execution of this Agreement) shall be made through the respective Parties’ Contracts/Subcontracts Representative. No verbal or written request, notices, authorization, direction or order received by either Party shall be binding upon the other Party, or serve as the basis for a change in the subcontract cost, fee, price, schedule or any other provision of this Agreement, unless issued (or confirmed) in writing by the other Party’s Subcontracts or Contracts Representative.

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INSITECH shall be responsible for all liaisons and communications with INSITECH’s customer as well as INSITECH’s other subcontractors for the term of this Agreement. Except as otherwise provided in this Agreement, the Subrecipient shall not communicate with INSITECH’s customer nor INSITECH’s other subcontractors regarding this Agreement except with the prior consent of INSITECH’s Subcontracts Representative.

A Party shall immediately notify the other Party’s Subcontracts or Contracts Representative whenever a verbal or written change notification has been received from an employee of such Party (other than the Technical Representative), which would affect any of the terms, conditions, cost, schedules, etc. of this Agreement. Subrecipient is to perform no work or make any changes in response to any such notification, unless both Parties’ agree, in writing, to implement such change notification.

Notwithstanding the foregoing, Subrecipient shall be permitted to directly contact the Government at any time as required or otherwise provided under application law or regulation, including, without limitation, in connection with Subrecipient’s rights to any invention or other intellectual property created under this Agreement, as permitted under 37 CFR 401, 32 CFR 32.26.

9. REPRESENTATIONS AND CERTIFICATIONS

The Representations and Certifications completed by the Parties are hereby incorporated as part of this Subaward as Exhibit D.

10. SECURITY, SAFETY, ENVIRONMENTAL, FOREIGN PARTICIPATION & NON-GOVERNMENT PERSONNEL

The Security requirements for the Subrecipient are hereby incorporated as part of this Subaward as referenced in Exhibit E.

11. AUDITS

The Subrecipient is subject to the audit requirements contained in the Single Audit Act Amendments of 1996 (USC 7501 – 7507) and revised OMB Circular A-133, “Audits of States, Local Governments, and Non-profit Organizations.”

12. PROGRESS REPORTS

If not defined in an attached Statement of Work or in any resulting communications, the Subrecipient shall submit a progress report within five (5) calendar days following the report period, as outlined in the milestone payments, to include the following, as applicable:

●	Performance Metrics Task Order Schedule
●	Items for Government Review Accomplishments
●	Significant Open Issues, Risk and Mitigation Action Summary of Issues Closed
●	Meetings Completed Projected Meetings
●	Subrecipient Performance - discuss 1st Tier subcontractors and vendor performance Projected Activities for Next Reporting Period
●	a summary of the work performed during the reporting period
●	a summary of progress achieved in the completion of work in relation to the planned schedule
●	a brief discussion of any potential problems, their anticipated impact on task performance, and recommended problem solutions, including planned or corrective action to be taken
●	a statement of the work planned to be performed during the next reporting period

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13. OWNERSHIP

The Parties agree and acknowledge that Subrecipient retains ownership and all rights to any inventions or other intellectual property and grants no license, right, title, or interest, directly or indirectly, in or to any such inventions or other intellectual property to INSITECH.

14. PATENT, DATA RIGHTS AND COPYRIGHTS

The Government will establish Government Purpose rights in all technical data for the manufacturing processes, including the processes and procedures necessary to maintain those capabilities as determined by the Government. Technical data includes, but is not limited to, all process records, descriptions of manufacture, operating and inspection procedures, quality performance and test procedures, maintenance procedures and records, material and component purchase descriptions, software, and software applications. Irrespective of the source of funds, the contractor grants nothing less than Government Purpose rights in all technical data used in the execution of this agreement, except as otherwise specifically negotiated. Government Purpose rights involve the right to use, modify, release, reproduce, perform, display or disclose the data within the Government without restriction but may release or disclose the data outside the Government only for government purposes. Technical data will be provided to the Government at the end of the contract performance period in its most current form; i.e., current as of the last date of its use. Technical data delivered with Government Purpose rights will automatically revert to unlimited rights 5 years after the end of the contract performance period. The offeror may identify and assert restrictions on the Government’s use, release, or disclosure of technical data.

15. SPECIAL TERMS AND CONDITIONS

A.	Government Property: None

B.	Freedom of Information Act (FOIA): Any sensitive documents or other proprietary data submitted by non-Government parties to this agreement shall be marked with a restrictive legend. The Government will follow its FOIA procedures, including submitter notice, in the event that any person requests sensitive or proprietary data which belongs to a non-Government party.

C.	Limitation of Liability: Claims for damages of any nature whatsoever pursued under this agreement shall be limited to direct damages only up to the aggregate amount of Government funding disbursed as of the time the dispute arises. In no event shall the Government or INSITECH be liable for claims for consequential, punitive, special and incidental damages, claims for lost profits, or other indirect damages.

D.	FAR Clause 52.204-25, Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment.

E.	Export Control Technology:

a.	Foreign Firm or Institution means a firm or institution organize or existing under the laws of a country other than the United States, its territories, or possessions. The term includes, for purpose of this Agreement, any agency or instrumentality of a foreign government; and firms, institutions or business organizations, which are owned or substantially controlled by foreign governments, firms, institutions, or individuals.

b.	The Subrecipient will notify the Government and INSITECH of its intention to export any technology developed under this agreement to a Foreign Firm or Institution. No technology will be transferred, and no technical data, assistance or service will be furnished, to any Foreign Firm or Institution in violation of the International Traffic in Arms Regulations (ITAR).

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c.	If the export or re-export of the technology or information is restricted by Export Control laws without an available exemption under the law, the Subrecipient will receive Government and INSITECH approval before assigning or granting access to the technology or information to foreign persons or their representatives. The notification will include the name and country of origin of the foreign person or representative, and the specific work, equipment, or data to which the person will have access.

F.	Title to Property and Equipment:

a.	Real Property – Subject to the obligations and conditions set forth in 2 CFR 200.311, title to real property acquired or improved under a Federal award will vest upon acquisition to the Subrecipient.

b.	Equipment – All equipment being purchased under this Agreement will be listed as exempt property with conditional title throughout the performance of the Agreement. Exempt property is defined as tangible personal property acquired in whole or in part with Federal funds, where the DoD Component has statutory authority to vest title in the Subrecipient without further obligation to the Federal Government. If the DoD does not elect to retain title, 2 CFR 200.313 “Equipment” will apply.

c.	Supplies will be managed in accordance with 2 CFR 200.314.

G.	Property System: The Subrecipient’s property system will meet the standards as set forth in 2 CFR 200.310-316.

H.	Equipment Use and Recoupment of Investment:

a.	The Subrecipient shall not use equipment acquired with Federal funds to provide services to non-Federal entities that are not performing under this Agreement unless specifically authorized by the Government and INSITECH.

b.	The Subrecipient shall only use the equipment in the project or program for which it was acquired, whether or not the project or program continues to be supported by Federal funds.

c.	The Government and INSITECH maintains rights to the scheduling and determination of usage of any equipment purchased under this Agreement. In the event of Government and INSITECH approval for use of equipment in support of non-Federal entities is approved, the Government and INSITECH maintains rights to scheduling and the determination of usage of any equipment purchased under this Agreement and shall maintain priority at all times.

d.	In the event the Subrecipient fails to fully adhere to the terms and conditions of this clause, the Subrecipient will agree to reimburse the Government and INSITECH in-whole of its investment under this Agreement.

16. MODIFICATIONS

A.	All modifications, except for minor or administrative corrections, shall be made by mutual agreement of the parties and be subject to negotiations. Minor or administrative agreement corrections may be made unilaterally.

B.	Any modification to this agreement shall be executed, in writing, and signed by an authorized representative of the Parties.

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C.	In the event of a material breach of any term of this agreement, the aggrieved party shall provide notice to the other party in accordance with the Disputes section of this agreement. Willful failure to perform a material term of this agreement, unless excused by circumstances beyond that party’s control, will be considered a breach of this agreement. The aggrieved party shall have all contractual remedies available under Federal law, including specific performance and other equitable relief.

If one party desires the termination of this agreement for its convenience, the parties agree to negotiate in good faith for a mutual resolution of any settlement issues, including payment of costs incurred and a reasonable allowance for profit on work performed, data rights, and deliveries of prototype items and data. Upon receiving notice that one party desires a convenience termination of this agreement, all parties will take reasonable efforts to minimize additional costs while the settlement is negotiated. In the event that a settlement cannot be reached, the Disputes section of this agreement will be utilized to reach a final determination.

17. DISPUTES

A.	Whenever disputes, disagreements, or misunderstandings arise, the Parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable. The Parties are committed to an open and forthright handling of disputes, with a good faith attempt to resolve such issues at the lowest level possible.

B.	In the event of a dispute, the aggrieved party shall document the factual issues in a concise written format and provide a copy to the other party for review. Within ten (10) calendar days, the other party shall respond in writing to the issues raised, and both parties will attempt to resolve the issues.

GENERAL PROVISIONS

GP1 SUBRECIPIENT RESPONSIBILITY

The Subrecipient has full responsibility for the conduct of the effort supported by this Subaward, in accordance with the Subrecipient’s Proposal and the terms and conditions specified in this Subaward. The Subrecipient is encouraged to suggest, or propose to discontinue, or modify unpromising efforts. The Subrecipient shall submit, within 30 calendar days after the date of expiration of the Subaward, all financial, performance and other reports as required by the terms and conditions of this Subaward. Requests for extensions should be submitted at least 30 days before the current expiration date.

GP2 REVISION OF BUDGET AND/OR PROGRAM PLANS

The budget plan is the financial expression of the project or program as approved during the award process. The Subrecipient is required to report deviations from the budget and program plans, and request prior approval for budget and program plan revisions. When requesting approval for budget revisions, the Subrecipient shall use the budget forms submitted with its proposal and show the original budget and the requested changes by cost element (e.g., labor, travel, materials, indirect costs, etc.). The Subrecipient shall also show any requested changes to the original payable milestone table, as appropriate.

A Party shall immediately request, in writing, prior approval of the other Party when there is reason to believe that a programmatic or budgetary revision will be necessary due to change in the scope or objective of the project or program (even if there is no associated budget revision requiring prior written approval), the need for additional funds, the transfer of funds among direct cost categories, functions and activities when the cumulative amount of such transfers is expected to exceed 10% of the total budget, or the need for an extension of the expiration date of the Subaward.

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No changes in direction or delivery of this Subaward by either Party shall proceed prior to receipt of written consent from both Parties.

GP3 RETENTION OF RECORDS

INSITECH shall have access to the Subrecipient’s records pertaining to this Subaward, for the purpose of audit during normal business hours, upon reasonable notice for so long as such records are required to be retained. Audit rights shall be available to INSITECH on all performance related reports and other records, except records pertaining to proprietary indirect cost data. Audit of any proprietary indirect cost data may be accomplished through its cognizant Government audit representative, or a mutually agreeable third party auditor from a nationally recognized firm of certified public accountants. The Subrecipient’s relevant financial records are subject to examination or audit for a period not to exceed 5 years after expiration of the term of this Agreement.

GP4 PROCUREMENT STANDARDS

The uniform standards for the Subrecipient’s procurement of supplies and other expendable property, equipment, real property and other services with Federal funds are set forth in 32 CFR 32.40 through 32.48.

GP5 PROPERTY STANDARDS

The uniform standards for governing management and disposition of property furnished by the Federal Government or property whose cost is charged to a project supported by this Subaward are set forth at 32 CFR Sections 32.30 through 32.37.

GP6 FINANCIAL MANAGEMENT SYSTEMS

Prior to the submission of invoices, the Subrecipient shall have and maintain an established accounting system which complies with Generally Accepted Accounting Principles (GAAP) and the requirements of this Agreement. The Subrecipient shall ensure that appropriate arrangements have been made for receiving, distributing and accounting for the funds under this Agreement.

GP7 PROGRAM INCOME

Program income, if any, shall be used as set forth at 32. CFR 32.24 (b)(1).

GP8 RIGHTS TO INVENTIONS

The uniform standards for the Government’s rights to invention are set forth in 37 CFR 401, Rights to Inventions Made by Nonprofit Organizations and Small Business Firms Under Government Grants, Contracts and Cooperative Agreements, and E.O. 12591.

GP9 INTANGIBLE PROPERTY

The uniform standards regarding Intangible Property for the Subrecipient are set forth in 32 CFR 32.36.

GP10 INSURANCE

The Subrecipient shall secure, pay the premiums for, and keep in force until the expiration of this Agreement (including any renewal thereof), adequate insurance to specifically include liability assumed by the Subrecipient under this Agreement.

The following types of insurance are required and shall be maintained by the Subrecipient for the full duration of this Agreement and any extensions thereof: Workers Compensation and Employers Liability; Commercial General Liability; Automobile; and an Umbrella policy. INSITECH reserves the right to require a full and complete copy of any insurance policy for review prior to commencement of work under this Agreement.

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GP11 TERMINATION FOR CONVENIENCE

INSITECH may terminate the Agreement in whole or in part if it is determined that a termination is in INSITECH’s and/or the Government’s best interests or if the Government exercises its termination for convenience rights under the contract. INSITECH may terminate this Agreement by issuing a written notice of termination to the Subrecipient. The written notice will include the termination effective date, justification and actions to be taken by the Subrecipient.

In the event that INSITECH terminates this Agreement pursuant to Government direction, Subrecipient’s recovery of termination costs shall be limited to the extent that INSITECH is able to recover such costs from the Government.

GP12 TERMINATION FOR DEFAULT

(1) Either Party may terminate this Agreement, by written notice of default to the other Party, in whole or in part at any time if the other Party (the “Defaulting Party”): (a) breaches this Agreement and such breach is incapable of cure or with respect to a breach capable of cure, the Defaulting Party does not cure such breach within 30 days after receipt of written notice of breach; (b) becomes insolvent or admits its inability to pay its debts generally as they become due; (c) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy of insolvency law; (d) is dissolved or liquidated or takes any corporate action for such purpose; (e) makes a general assignment for the benefit of creditors; or (f) has a receiver, trust, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(2) If the failure to perform is caused by the default of a Lower-tier Subcontractor, and if the cause of the default is beyond the control of both the Subrecipient and Lower-tier Subcontractor, and without the fault or negligence of either, the Subrecipient shall not be liable for any excess costs for failure to perform.

(3) INSITECH shall pay the Agreement price(s) for completed supplies delivered and accepted. The Subrecipient and INSITECH shall agree on the amount of payment for manufacturing materials delivered and accepted and for the protection and preservation of property.

GP13 CONFIDENTIALITY

It is recognized that in the course of performance of their obligations under this Subaward, either party (INSITECH or Subrecipient) may disclose to the other certain confidential and/or proprietary information of their own or received from a third party. In the event of such a disclosure, the Party receiving the disclosure agrees to maintain the information in confidence pursuant to a certain Mutual Confidentiality and Nondisclosure Agreement entered into between the Parties, dated November 30, 2015.

GP14 ACKNOWLEDGEMENT OF SPONSORSHIP

The Subrecipient agrees that in any release of information (on or before the date of this Agreement) relating to this Subaward, such release shall include a statement to the effect that: (a) the effort is/was sponsored by the Office of the Secretary of Defense, Director, Office of Administration and Management; (b) the content of the information does not necessarily reflect the position or policy of the Government; and (c) that no official endorsement should be inferred. “Information” includes news releases, articles, manuscripts, brochures, advertisements, still and motion pictures, speeches, trade association proceedings, symposia, etc.

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GP15 LIABILITY AND INDEMNIFICATION

(1) Each Party hereto is responsible for its own activities and those of its agents and employees in carrying out its responsibilities under this Subaward. Subject to the terms and conditions of Section GP 15(2) and (3) below, each Party (as “Indemnifying Party”) shall indemnify, hold harmless and defend the other Party (the “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, that are incurred by Indemnified Party (collectively, “Losses”), arising out of (a) bodily injury or death caused by the grossly negligent or more culpable acts or omissions of Indemnifying Party, or its employees, agents or contractors; or (b) any failure by Indemnifying Party, or its employees, agents or contractors, to materially comply with any applicable federal, state or local laws, regulations or codes in the performance of its obligations under this Agreement.

(2) EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF, OR RELATING TO, OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL AND EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED.

(3) EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE EXCEED THE AMOUNTS ACTUALLY PAID TO SUBRECIPIENT PURSUANT TO THIS AGREEMENT.

(4) THE LIMITATIONS AND EXCLUSIONS SET FORTH IN THIS SECTION GP16 SHALL NOT APPLY TO DAMAGES OR LIABILITIES ARISING FROM (A) THE NEGLIGENT ACTS OR OMISSIONS OR WILLFUL MISCONDUCT OF EITHER PARTY IN PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT; OR (B) THE TERMINATION OF THIS AGREEMENT BY SUBRECIPIENT OTHER THAN AS PERMITTED BY SECTION GP12.

GP16 RISK OF LOSS

Subrecipient assumes the following risks: (1) all risks of loss or damage to all goods, services, work in process, materials, and Government Property until acceptance regardless of INSITECH’s physical possession of the deliverables; (2) all risks of loss or damage to the property of third parties which relate to Subrecipient’s performance under this Agreement until the acceptance of all the goods and/or services has occurred; (3) all risks of loss or damage to any property received by Subrecipient or held by Subrecipient, or its supplier for the account of INSITECH, until such property has been accepted by INSITECH or its customer, as the case may be; and (4) all risks of loss or damage to any of the goods or parts rejected by INSITECH, from the time of shipment to Subrecipient until redelivery to INSITECH.

GP17 OFFICIALS NOT TO BENEFIT

No member of or delegate to Congress, or resident commissioner, shall be admitted to any share or part of this Subaward, or to any benefit arising from it, in accordance with 41 USC §22.

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GP18 CHANGES OF CIRCUMSTANCES

Each Party will promptly notify the other Party of any legal impediment, change of circumstances, pending litigation, or any other event or condition that may adversely affect such Party’s ability to carry out any of its obligations under this Subaward.

GP19 WARRANTY

The Subrecipient warrants that it is and shall remain free of any obligation or restriction which would interfere or be inconsistent with or present an Organizational Conflict of Interest as defined in Section GP28 or a Personal Conflict of Interest as defined in Section GP29; provided, however, InSitech will not ask the Subrecipient to do any work that would create any such conflict. Subrecipient warrants that it will perform the services under this Subaward with the degree of high professional skill and sound practices and judgment which is normally exercised by recognized professional firms with respect to services of a similar nature.

Subrecipient represents and warrants: (1) that all goods and services delivered pursuant hereto by Subrecipient will be new, unless otherwise specified, and free from defects in material and workmanship; and (2) that all goods and services delivered pursuant hereto by Subrecipient will conform to specifications, drawings, and standards of quality and performance mutually agreed to by the Parties, and that all items delivered pursuant hereto by Subrecipient will be free from defects in design and suitable for their intended purpose. All representations and warranties of Subrecipient together with its service warranties and guarantees, if any, shall run to INSITECH and INSITECH’s customers. The foregoing warranties shall survive any delivery, inspection, acceptance, or payment by INSITECH.

Any additional and specific warranty requirements shall be covered by the Statement of Work as mutually agreed to by the Parties.

GP20 SUSPECT/COUNTERFEIT PARTS

Subrecipient represents and warrants that it has policies and procedures in place (or similar measures in the absence of such policies and procedures) to ensure that none of the supplies or materials furnished under this Agreement are “suspect/counterfeit parts” and certifies, to the best of its knowledge and belief, that no such parts have been or are being furnished to INSITECH by Subrecipient.  “Suspect/counterfeit parts” are parts that may be of new manufacture, but are misleadingly labeled to provide the impression they are of a different class or quality or from a different source than is actually the case.  They also include refurbished parts, complete with false labeling, that are represented as new parts or any parts that are designated as suspect by the U.S. Government, such as parts listed in alerts published by the Defense Contract Management Agency under the Government-Industry Data Exchange Program (GIDEP).  If INSITECH reasonably determines that Subrecipient has supplied suspect/counterfeit parts to INSITECH, INSITECH shall promptly notify Subrecipient and Subrecipient shall immediately replace the suspect/counterfeit parts with parts acceptable to INSITECH.  Notwithstanding any other provision contained herein, Subrecipient shall be liable for all costs incurred by INSITECH to remove and replace the suspect/counterfeit parts, including without limitation INSITECH’s external and internal costs of removing such counterfeit parts, of reinserting replacement parts and of any testing necessitated by the reinstallation of Subrecipient’s goods after counterfeit parts have been exchanged.  Subrecipient’s warranty against suspect/counterfeit parts shall survive any termination or expiration of this Agreement.

GP 21 WARRANTY OF AUTHENTICITY

Subrecipient warrants that all products delivered under this order are new. No substitutions are to be supplied without the prior written consent of the INSITECH’s Subcontract Representative. Subrecipient certifies that the products are genuine products authorized by the manufacturer and are entitled to the full manufacturer’s warranty and service including any related software.

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GP22 AMENDMENTS REQUIRED BY INSITECH

No amendment to or modification of this Subaward is effective unless it is in writing and signed by both Parties. If any such amendment to this Subaward causes an increase or decrease in the estimated cost of, or the time required for, performance of any part of the Work under this Subaward, an equitable adjustment will be made.

GP23 ASSIGNMENT AND SUBAWARDS

This Subaward may not be assigned, transferred, or conveyed, in whole or in part, without prior written consent of INSITECH, which consent shall not be unreasonably withheld. The Subrecipient agrees to obtain INSITECH’s written consent before issuing lower tier sub-subawards under this Subaward, which consent shall not be unreasonably withheld. This limitation shall not apply to the purchase of standard commercial supplies or raw material.

GP24 WAIVER

Failure to exercise any right under this Subaward in one or more instances shall not be deemed a waiver of such rights in any other instance.

GP25 SEVERABILITY

In the event that any part, term or provision of this Subaward shall be held to be illegal, void or in conflict with any law of a federal, state, or local government entity having jurisdiction over this Subaward, the validity of the remaining portions or provisions hereof shall not be affected or rendered invalid thereby; provided, however, the Parties agree to negotiate amendments to this Subaward in good faith so that to the maximum extent possible the Parties shall each receive the intended benefits and burdens of this Subaward.

GP26 GOVERNING LAW

This Subaward and all matters arising from or related to it shall be construed, interpreted and enforced in accordance with the laws of the State of New Jersey, without regard to its conflicts of laws provisions, except that any provision in this Subaward that is (i) incorporated in full text or by reference from the Code of Federal Regulation (CFR); or (ii) incorporated in full text or by reference from any agency regulation that implements or supplements the CFR; or (iii) that is substantially based on any such agency regulation or CFR provision, shall be construed and interpreted according to the United States federal common law of government contracts as enumerated and applied by federal judicial bodies, boards of contract appeals, and quasi-judicial agencies of the Federal Government of the United States.

GP27 ORGANIZATIONAL CONFLICT OF INTEREST

For purposes of this Subaward, the term “Organizational Conflict of Interest” means any situation which places the Subrecipient (including its chief executives, directors, subsidiaries and affiliates, consultants, or Subrecipients at any tier) in a position which may impair its ability to render unbiased advice and recommendations or in which its interests and the interests of the United States Government are not the same or in which it may have an unfair competitive advantage as a result of the knowledge, information, and experience gained during the performance of this Subaward.

The Subrecipient represents and warrants that, to the best of its knowledge and belief, no actual or potential conflict of interest exists with respect to the Services to be provided under this Subaward. Furthermore, the Subrecipient agrees that it shall not accept work during the performance of this Subaward which would create an organizational conflict of interest as defined above.

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The Subrecipient agrees that if after the Subaward is awarded it discovers any potential, actual or apparent potential organizational conflict of interest, a prompt and full disclosure shall be made in writing to INSITECH. This disclosure shall include a description of the actions the Subrecipient has taken or proposes to take to avoid or mitigate such conflicts. The Subrecipient shall refer to Federal Acquisition Regulations (FAR) Subpart 9.5 for policies and procedures for avoiding, neutralizing, or mitigating organizational conflicts of interest. Failure to provide written disclosure and adequately avoid or mitigate any organizational conflicts of interest shall entitle INSITECH to immediately terminate this Subaward for default.

The Subrecipient shall incorporate this organizational conflict of interest provision into any lower tiered Subawards awarded by the Subrecipient for performance under this Subaward.

GP28 PERSONAL CONFLICT OF INTEREST

Subrecipient agrees and certifies that it shall not provide either its own personnel or subcontract personnel (“personnel”), for performance under this Agreement that have a personal conflict of interest. “Personal Conflict of Interest” is defined as a situation in which personnel has a financial interest, personal activity, or relationship that could impair the personnel’s ability to act impartially and in the best interest of INSITECH or the Government when performing under this Agreement.

Personal conflicts of interest may arise, but not necessarily be limited to, performance under this Agreement involving acquisition functions closely associated with inherently governmental functions. The Subrecipient is responsible for ensuring that: (1) personnel are not placed for work under this Agreement that have a personal conflict of interest, (2) personnel who are working under this Agreement in which a personal conflict of interest is discovered report such instance to INSITECH, and (3) comply with the requirements of FAR 52.203-16.

Failure to comply with this requirement may result, at INSITECH’s sole discretion, in the Subrecipient being terminated in accordance with the Termination Articles of this Agreement.

GP29 EXPORT CONTROLS

Information furnished under this Subaward may be controlled for export purposes under the International Traffic in Arms Regulations (“ITAR”) controlled by the U.S. Department of State or the Export Administration Regulations (“EAR”) controlled by the U.S. Department of Commerce.  ITAR and EAR controlled technology may not be exported without prior written authorization and certain technology requires a temporary import or export license depending upon its categorization, destination, end-user and end-use.  The Subrecipient agrees to comply with all applicable U.S. export control laws and regulations. Without limiting the foregoing, the Subrecipient agrees that it will not transfer any export controlled item, data or services, to include transfer to foreign persons employed by or associated with, or under contract to the Subrecipient, without the authority of an Export License or applicable license exception. The Subrecipient shall indemnify and hold INSITECH harmless from and against any and all claims, liabilities and expenses resulting from the Subrecipient’s failure to comply with the export laws and regulations of the United States.

Information Subject to Export Control Laws/International Traffic in Arms Regulation (ITAR): Public Law 90-629, “Arms Export Control Act,” as amended (22 U.S.C 2751 et. Seq.) requires that all unclassified technical data with military application may not be exported lawfully without an approval, authorization, or license under EO 12470 or the Arms Export Control Act and that such data required an approval, authorization, or license for export under EO 12470 or Arms Export Control Act. For purposes of making this determination, the Militarily Critical Technologies List (MCTL) shall be used as general guidance. All documents determined to contain export controlled technical data will be marked with the following notice: WARNING: - This document contains technical data whose export is restricted by the Arms Export Control Act (Title 22, U.S.C., App. 2401 et seq. Violations of these export laws are subject to severe criminal penalties. Disseminate in accordance with provisions of DoD Directive 5230.25.

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GP30 FORCE MAJEURE

Neither party shall be liable for damages for delay in delivery arising out of causes beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God or of the public enemy, acts of any Government authority, fires, floods, epidemics, quarantine restrictions, strikes, embargoes, or unusually severe weather. If the delay is caused by the delay of a lower tiered supplier of the Subrecipient and if such delay arises out of causes beyond the reasonable control of both the Subrecipient and lower tiered supplier, and without the fault or negligence of either of them, the Subrecipient shall not be liable to INSITECH for damages. The Subrecipient will notify INSITECH in writing within ten (10) days after the beginning of any such force majeure event.

GP31 COMMUNICATION WITH INSITECH’S CUSTOMER

Unless as otherwise specified in this Agreement, INSITECH shall be solely responsible for all communication and coordination with INSITECH’s customer, as it affects the applicable Government contract.

Unless as otherwise specified in this Agreement or by INSITECH in writing, all contact with the INSITECH’s Customer with respect to the work to be performed under the Government contract, including Subrecipient’s work under this Subaward, shall be the responsibility of INSITECH. Any contact with the INSITECH’s Customer relating to this Subaward initiated by Subrecipient shall be only with the prior concurrence and the participation of INSITECH. The Subrecipient shall promptly report to INSITECH any Subrecipient contact with INSITECH’s Customer that is initiated by INSITECH’s Customer. The Subrecipient’s failure to perform its obligations as set forth in the two preceding sentences shall be a material breach of this Subaward.

GP32 USE OF INSITECH’S OR SUBRECIPIENT’S NAME

In connection with this Subaward or any relationships arising out of, by or through this Subaward or any report, study, or document produced in connection therewith, neither Party shall, without the prior written consent of the other Party, use the name of the other Party, its members, affiliates, agents or assignees, or any member of its staff of any of the foregoing or any logo, symbol or insignia of the other Party or any of the foregoing, in any form of document, publicity, advertising, or disseminated material. Such approval shall not be unreasonably delayed by either Party, but in any event, shall be given in less than 30 days.

GP33 PUBLICITY/CONFIDENTIAL RELATIONSHIP

Subrecipient shall not disclose information concerning work under this Agreement to any third party, unless required by legal, accounting or regulatory requirements beyond the reasonable control of Subrecipient. From the effective date of this Agreement and thereafter, no news release, public announcement, or advertising material, regardless of media, pertaining to this Agreement, the Statement of Work, or the relationship between the Parties hereto in any manner whatsoever shall be issued by Subrecipient without the prior review and written consent of the INSITECH’s Subcontracts Representative. Such approval shall not be unreasonably delayed by INSITECH, but in any event, shall be given in less than 30 days.

Subrecipient shall use information supplied by INSITECH only to accomplish work covered by this Agreement and subsequent work efforts. Such information shall not be used for any other purposes. Upon completion or termination of this Agreement, all information is to be returned to the INSITECH or destroyed upon written request of the INSITECH.

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INSITECH authorizes Subrecipient to release routine Past Performance Information (PPI) regarding Subrecipient’s work performed on this Agreement for purposes of responding to proposals for new work. PPI will not require approval from INSITECH for its release.

Release of any information on this contract to any person or organization who is not a party to this contract is prohibited without the prior written permission of the INSITECH’s Subcontracts Representative.

Prior to access to proprietary information, all employees of contractors or subcontractors performing work under this contract will be required to sign non-disclosure agreements.

GP34 SURVIVABILITY

Upon expiration or termination of this Agreement, all articles herein, that by their applicability, would extend beyond said termination or expiration date and will remain in full force and effect.

GP35 ENTIRE AGREEMENT

This Subaward is the entire Agreement between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous negotiations or agreements whether written or oral.

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EXHIBIT A

STATEMENT OF WORK

[Description and specifications of the Statement of Work pursuant to this Agreement]

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EXHIBIT B

[SUBRECIPIENT’S PROPOSAL]

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EXHIBIT C

[Proposed Milestone Payment Schedule under this Agreement]

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EXHIBIT D

REPRESENTATIONS AND CERTIFICATIONS

Each Party to this Agreement represents and warrants to the other Parties that (1) it is free to enter into this Agreement; (2) in so doing, it will not violate any other agreement to which it is a party; and (3) it has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

Limitations

Except as expressly provided herein, no party to this Agreement makes any warranty, express or implied, either in fact or by operation of law, by statute or otherwise, relating to (1) any research conducted under this agreement, or (2) any invention conceived and/or reduced to practice under this agreement, or (3) any other intellectual property developed under this Agreement, and each party to this Agreement specifically disclaims any implied warranty of merchantability or warranty of fitness for a particular purpose.

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EXHIBIT E

SECURITY, SAFETY, ENVIRONMENTAL, FOREIGN PARTICIPATION

& NON-GOVERNMENT PERSONNEL

SECURITY:

The Security level is unclassified.

SAFETY:

The Subrecipient shall comply with all Federal, State, and Local safety laws and regulations in order to maintain a safe and non-hazardous occupational environment during execution of this agreement.

The Subrecipient shall maintain full compliance with Occupational Safety and Health Administration regulations and utilize industries best practices to include applicable American industry standards and codes during execution of this effort.

Accident/Incident Report: The Subrecipient shall report immediately any major accident/incident (including fire) resulting in any one or more of the following: causing one or more fatalities or one or more disabling injuries; damage of Government property exceeding $10,000; affecting program planning or production schedules; degrading the safety of equipment under contract, such as personnel injury or property damage may be involved; identifying a potential hazard requiring corrective action. The Subrecipient shall prepare the report in accordance with Data Item Description (DID) DI-SAFT-81563 for each incident (all DIDs referenced in this SOW can be found at https://quicksearch.dla.mil/qssearch.aspx).

ENVIRONMENTAL:

The Subrecipient shall adhere with Federal, State, and local environmental laws and regulations, Executive Orders, treaties, and agreements.

The Subrecipient shall consider alternate materials and processes in order to eliminate, reduce or minimize the generation of hazardous waste while minimizing item cost and risk/degradation to system performance.

FOREIGN PARTICIPATON:

A.	FOREIGN INVOLVEMENT: For the entirety of this agreement, keeping with the Cornerstone Mission of “Strengthen the force posture of the US Defense Industrial Base (DIB),” and in accordance with the 2018 Unclassified National Defense Strategy (NDS) which articulates the threat from foreign predatory economics and inter-state strategic competitions that are the primary threats to US security, the Government will restrict foreign participation, access and transfers. Any proposed foreign participation, access or transfer will require government notification and concurrence on a case-by-case basis prior to initiating any work effort.

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B.	NON-US RESEARCH PROGRAMS: For the entirety of this agreement, keeping with the Cornerstone Mission of “Strengthen the force posture of the US Defense Industrial Base (DIB),” and the intent of protecting tax-payer investments and intellectual property, the Government will restrict direct or indirect participation, collaboration, communication or acceptance of funding with non-US research programs, such as the Thousand Talent Program (TTP), even in the case the activity is conducted with and/or through a US citizen, entity or company. Any proposed non-US research program involvement will require government notification and concurrence on a case-by-case basis prior to initiating any work effort.

C.	FOREIGN ACQUISITIONS AND MERGERS: For the entirety of this agreement, the Cornerstone Member shall notify the Government within three (3) business days of entering any discussions regarding potential foreign acquisition or merger, for itself or any business unit of the Cornerstone Member. Said notification will include all relevant details of the potential merger or acquisition. Per the “Foreign Involvement” clause, above, the Government retains the right to consent to any foreign acquisition or merger, considering whether or not the merger/acquisition is consistent with the best interests of the Government.

NON-GOVERNMENT PERSONNEL:

This Agreement will utilize non-Government personnel to function as technical advisors to the Government. These Non-Government personnel will have access to the information submitted under this Agreement and will provide technical expertise and/or advice as required. All non-Government personnel have Non-Disclosure Agreements on file with the Government and are required to protect information to the same standards as Government personnel.

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